Exhibit 99.1

Fanhattan, Inc.

Consolidated Financial Statements as of and for the

Years Ended December 31, 2013 and 2012

Report of Independent Auditors

FANHATTAN, INC.

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT AUDITORS	1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of December 31, 2013 and 2012	2

Consolidated Statements of Operations for the Years Ended December 31, 2013 and 2012	3

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2013 and 2012	4

Consolidated Statements of Cash Flows for the Years Ended December 31, 2013 and 2012	5

Notes to Consolidated Financial Statements as of and for the Years Ended December 31, 2013 and 2012	6-17

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Rovi Corporation and Subsidiaries

We have audited the accompanying consolidated financial statements of Fanhattan, Inc., which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fanhattan, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Fanhattan, Inc.’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young

January 16, 2015

Los Angeles, California

FANHATTAN, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

(In thousands, except share information)

	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$563	$11,434
Prepaid expenses and other current assets	162	4,100

Total current assets	725	15,534
Property, equipment and software, net	1,017	447
Restricted cash	100	100
Other assets	98	115

Total assets	$1,940	$16,196

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$482	$372
Accrued expenses	74	291

Total current liabilities	556	663
Preferred stock warrant liability	1	1

Total liabilities	557	664

Commitments and contingencies (Note 8)

Convertible preferred stock:
Series A, convertible preferred stock, $0.001 par value; 4,705,880 shares authorized, issued and outstanding (aggregate liquidation preference, $2,007)	2,007	2,007
Series B, convertible preferred stock, $0.001 par value; 8,169,548 shares authorized, 8,065,743 shares issued and outstanding (aggregate liquidation preference, $11,655)	11,319	11,319
Series C, convertible preferred stock, $0.001 par value; 10,924,572 shares authorized, 9,573,956 shares issued and outstanding (aggregate liquidation preference, $20,000)	19,294	19,294

Total convertible preferred stock	32,620	32,620

Stockholders’ deficit:
Common stock, $0.001 par value; 45,200,000 shares authorized; 10,823,686 and 10,763,261 shares issued and outstanding at December 31, 2013 and 2012, respectively	11	11
Additional paid-in capital	569	439
Accumulated deficit	(31,817)	(17,538)

Total stockholders’ deficit	(31,237)	(17,088)

Total liabilities, convertible preferred stock and stockholders’ equity	$1,940	$16,196

See notes to consolidated financial statements.

FANHATTAN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(In thousands)

	2013	2012

Net revenues	$157	$5
Costs and expenses:
Cost of revenues	202	9
Salaries and benefits	8,462	7,217
Professional services and consulting fees	3,045	4,008
Other operating expenses	2,271	1,782
Depreciation and amortization	439	259

Total costs and expenses	14,419	13,275

Operating loss from continuing operations	(14,262)	(13,270)
Other (expense) income, net	(13)	1

Loss from continuing operations before income taxes	(14,275)	(13,269)
Income tax expense	4	3

Loss from continuing operations, net of tax	(14,279)	(13,272)
Discontinued operations, net of tax	—	22,303

Net (loss) income	$(14,279)	$9,031

See notes to consolidated financial statements.

FANHATTAN, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(In thousands, except share information)

			Stockholders’ Deficit
	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances as of January 1, 2012	22,345,579	$32,620	10,322,535	$10	$295	$(26,569)	$(26,264)

Net income	—	—	—	—	—	9,031	9,031

Issuance of common stock upon exercise of warrants	—	—	440,726	1	48	—	49

Equity-based compensation and warrant expense	—	—	—	—	96	—	96

Balances as of December 31, 2012	22,345,579	$32,620	10,763,261	$11	$439	$(17,538)	$(17,088)

Net loss	—	—	—	—	—	(14,279)	(14,279)

Issuance of common stock upon exercise of employee stock options	—	—	60,425	—	7	—	7

Equity-based compensation and warrant expense	—	—	—	—	123	—	123

Balances as of December 31, 2013	22,345,579	$32,620	10,823,686	$11	$569	$(31,817)	$(31,237)

See notes to consolidated financial statements.

FANHATTAN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(In thousands)

	2013	2012
Cash flows from operating activities:
Net (loss) income	$(14,279)	$9,031
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on sale of Vuze	—	(16,134)
Depreciation and amortization	439	263
Equity-based compensation	123	96
Changes in operating assets and liabilities:
Prepaid expenses and other assets	45	1,528
Accounts payable and accrued expenses	(107)	(945)
Deferred revenue	—	(1,315)

Net cash used in operating activities	(13,779)	(7,476)

Cash flows from investing activities:
Proceeds from sale of Vuze	3,985	12,149
Purchases of property, equipment and software	(969)	(237)
Purchases of intangible assets	(115)	—

Net cash provided by investing activities	2,901	11,912

Cash flows from financing activities:
Proceeds from exercise of options	7	—
Proceeds from exercise of warrants	—	49

Net cash provided by financing activities	7	49

Net (decrease) increase in cash and cash equivalents	(10,871)	4,485
Cash and cash equivalents at beginning of period	11,434	6,949

Cash and cash equivalents at end of period	$563	$11,434

See notes to consolidated financial statements.

FANHATTAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization — Fanhattan, Inc. and subsidiaries (the “Company”), a Delaware corporation, was formed on October 20, 2006 under its former name of Azureus, Inc. The Company was renamed Vuze, Inc. on November 7, 2007 and on January 3, 2011, the Company went through a re-organization whereby it created Fanhattan Holding Corporation with two subsidiaries. Through one of its two subsidiaries, the Company operates an entertainment discovery service for connected devices. Through the other subsidiary, the Company distributes a peer-to-peer media player for high-resolution digital content. On December 18, 2013, the Company went through another re-organization where Vuze LLC was dissolved and Fanhattan LLC was rolled into Fanhattan Holding Corporation. Fanhattan Holding Corporation was then renamed Fanhattan, Inc.

All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation and Going Concern — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), which contemplates the continuation of the Company as a going concern. As of December 31, 2013, the Company’s accumulated deficit was $31.8 million and the Company had negative cash flow from operations of $13.8 million in 2013. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate revenue and obtain additional financing or refinancing as may be required, to generate sufficient cash flows to meet its obligation on a timely basis and ultimately to attain successful operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. As described in Note 11, in October 2014, the Company was acquired by Rovi Corporation.

Certain Significant Risks and Uncertainties — The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations, or cash flows: adverse economic conditions; industry acquisitions or consolidations affecting the Company’s ability to compete, ability to obtain additional financing; advances and trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships, market acceptance of the Company’s site, development of revenue streams; loss of significant customers, litigation, or other claims against the Company; the hiring, training, and retention of key employees; and new service introductions by competitors.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from management’s estimates.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less at the time of acquisition to be cash equivalents. Cash and cash equivalents primarily consist of amounts held in interest-bearing money market accounts that are readily convertible to cash. The carrying amount of the money market accounts approximates their fair value due to the short maturities of these instruments.

Concentrations of Credit Risk — Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. The Company’s cash and cash equivalents consist primarily of bank deposits and commercial money market accounts. Risks associated with cash and cash equivalents are mitigated by banking with creditworthy institutions.

Restricted Cash — Restricted cash consists of certificates of deposit held in credit card collateral accounts as security for credit cards issued to the Company by a financial institution.

Property, Equipment, and Software — Property, equipment, and software are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from one to three years. Leasehold improvements are amortized over the shorter of the lease term or expected useful life of the improvements.

Research and Development Expense — Expenditures for research and development are expensed as incurred. Research and development expenses from continuing operations were approximately $7.3 million and $6.9 million in 2013 and 2012, respectively.

Website and Software Development Costs — Costs related to website and internal-use software is primarily related to the Company’s iOS application for the iPad and iPhone and its website. The Company capitalizes its costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset, which approximates three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and expensed over the estimated useful life of the upgrades.

During 2013 and 2012, the Company capitalized $536,210 and $69,625 of costs, respectively. All costs capitalized in previous years are included in property, equipment and software, net on the balance sheet. Amortization expense totaled $214,981 and $114,009 for the years ended December 31, 2013 and 2012, respectively.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of — The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no impairments recorded during the years ended December 31, 2013 or 2012. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Convertible Preferred Stock Warrant Liability — The Company evaluates whether an instrument is indexed to its own stock and accounts for preferred stock warrants as either equity or liabilities. Preferred stock warrants that are accounted for as liabilities are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the statements of operations (see Note 9).

Revenue Recognition — The Company generates revenue from subscription services, advertising and distribution of third party software. The Company recognizes revenue when all of the following conditions are met: there is persuasive evidence of an arrangement, service has been provided to the customer, collection of the fees is reasonably assured, and the amount of fees to be paid by the customer are fixed or determinable. Revenue is recognized ratably over the service period for subscription services. Payments received in advance of services being rendered are recorded as deferred revenue and recognized on a straight-line basis over the requisite service period. Deferred revenue balances relate to the Vuze business, which was sold in 2012 (see Note 3); therefore, no deferred revenue balances remained subsequent to the sale.

Subscription Services — The Company provides an upgraded, premium version of its free software product for an annual fee. Revenue is recognized ratably over the service period.

Distribution of Third Party Software — The Company distributes third party software through its own product by offering the end user to download these third party software products during the installation process. Revenue is earned when an end user downloads a third party product.

Stock-Based Compensation — The Company measures compensation expense for all share-based payment awards, including stock options made to employees and directors, based on the estimated fair values on the date of the grant. The fair value of each stock option granted is estimated using the Black-Scholes-Merton option valuation model. Stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

Comprehensive Income — There are no differences between comprehensive income as defined by GAAP and net income as reported in the Company’s statements of operations for all periods presented.

Income Taxes — The Company records income taxes using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be “more likely than not” of being sustained upon examination, based on their technical merits.

The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. The Company provides for tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, relative tax law, and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

3.	DISCONTINUED OPERATIONS

On July 6, 2012 the Company completed the sale of select assets of the Vuze business for a purchase price of $17.0 million. The Company received cash proceeds of $11.0 million at the close and $6.0 million of the purchase price was deferred and paid out over 12 months, $4.0 million of which is recorded in other current assets at December 31, 2012. The Company recorded a gain on sale of $16.1 million in connection with the transaction.

The Company has reclassified the results of its Vuze, Inc., business unit to discontinued operations in all periods presented. Net revenue reported in discontinued operations was $6.9 million and pre-tax income and net income was $6.2 million for the year ended December 31, 2012.

4.	FAIR VALUE MEASUREMENTS

The Company accounts for its financial assets at fair value. In determining and disclosing fair value, the Company uses a fair value hierarchy established by GAAP. This guidance also applied under other accounting pronouncements that require or permit fair value measurements. The guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs, such as quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2 — Quoted prices for similar assets or liabilities, or inputs other than quoted prices in active markets that are observable, either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions about the assumptions market participants would use in pricing the asset or liability. Valuation techniques include the use of option-pricing models, discounted cash flow models, and similar techniques.

The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures its financial assets at fair value. The Company has money market funds which are classified within Level 1 of the fair value hierarchy. The Company had no assets or liabilities measured using Level 2 inputs as of December 31, 2013 and 2012. The Company’s convertible preferred stock warrant liability of $663 as of December 31, 2013 and 2012, was measured using Level 3 inputs (See Note 9).

5.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents as of December 31, 2013 and 2012 consist of the following (in thousands):

	December 31,
	2013	2012

Cash	$113	$1,220
Money market funds	450	10,214

Cash and cash equivalents	$563	$11,434

The Company has restricted cash that serves as collateral for a corporate credit card which is recorded as a long term asset. The cash is held in custody by the issuing bank, is restricted for as to withdrawal or use, and is currently invested in money market funds. Income from these investments is paid to the Company. The restricted cash balance was $100,000 as of December 31, 2013 and 2012.

6.	PROPERTY, EQUIPMENT, SOFTWARE AND INTANGIBLE ASSETS

Property, equipment and software as of December 31, 2013 and 2012 consist of the following (in thousands):

	December 31,
	2013	2012

Computer equipment	$397	$342
Software	16	12
Capitalized website and internally developed software costs	948	412
Tooling	357	—
Furniture and fixtures	57	57

	1,775	823
Less accumulated depreciation and amortization	(758)	(376)

Property, equipment and software, net	$1,017	$447

Depreciation expense for the years ended December 31, 2013 and 2012 was $398,851 and $205,793, respectively. Depreciation and amortization expense includes depreciation and amortization expense for capitalized website and internally developed software costs.

Acquired intangible assets relate to domain names acquired by the Company and have been recorded in other assets on the consolidated balance sheet. Amortization expense for the years ended December 31, 2013 and 2012 was $39,831 and $52,975, respectively. The gross and net balances of the Company’s acquired intangible assets are as follows (in thousands):

	December 31,
	2013	2012

Gross cost of acquired intangible assets	$265	$150
Accumulated amortization	(172)	(132)

Net acquired intangible assets	$93	$18

7.	ACCRUED EXPENSES

Accrued expenses as of December 31, 2013 and 2012 consist of the following (in thousands):

	December 31,
	2013	2012

Accrued vacation and employee related expenses	$11	$19
Other accrued expenses	63	272

Accrued expenses	$74	$291

8.	COMMITMENTS AND CONTINGENCIES

Office Facility Lease — The Company leases its office facilities in San Mateo, California under an operating lease agreement that expires on December 2015. The terms of the lease agreement provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period. The Company also leases office space in San Jose, California under an operating lease agreement that expires on September 2014.

Rent expense was $422,936 and $490,233 for the years ended December 31, 2013 and 2012, respectively.

Aggregate Future Lease Commitments — The Company’s minimum payments under noncancelable operating leases for equipment and office space having initial terms in excess of one year were as follows as of December 31, 2013 (in thousands):

2014	$508
2015	352

Total minimum lease payments	860
Less sublease revenues	(158)

Net future minimum lease payments	$702

Contingencies — From time to time, the Company may become involved in litigation. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

9.	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

Series A — On October 25, 2005, the Company authorized and issued shares of Series A preferred stock at $0.4265 per share. The Company received gross proceeds of $2,007,058. The Company used the proceeds for general corporate purposes. Primary investors in the Series A preferred stock maintain the right to elect a member to the Company’s Board of Directors. Other rights, preferences and privileges of the holders of Series A preferred stock are as follows:

Dividends — The holders of Series A preferred stock shall be entitled to receive noncumulative dividends of $0.0341 for each outstanding share of Series A preferred stock, when, as and if, declared by the Board of Directors.

Liquidation Rights — In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A preferred stock are entitled to receive a liquidation amount of $0.4265 per share, plus all declared but unpaid dividends prior and in preference to the holders of common stock.

Voting — Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion — Each share of Series A is convertible, at the option of the holder, at any time after the date of issuance of such share, determined by dividing the original issue price of $0.4265 by the conversion price of $0.4265.

Redemption — There are no redemption rights for the holders of Series A preferred stock.

Series B — In November 2006 and May 2007, the Company authorized and issued shares of Series B preferred stock at $1.445 per share. The Company received gross proceeds of $11,654,999 and incurred approximately $336,000 in issuance costs, which are recorded as a discount to the carrying value of the Series B preferred stock. The Company used the proceeds for general corporate purposes. Primary investors in the Series B preferred stock maintain the right to elect a member to the Company’s Board of Directors. Other rights, preferences and privileges of the holders of Series B preferred stock are as follows:

Dividends — The holders of Series B preferred stock shall be entitled to receive noncumulative dividends of $0.1156 for each outstanding share of Series B preferred stock, when, as and if, declared by the Board of Directors.

Liquidation Rights — In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series B preferred stock are entitled to receive a liquidation amount of $1.445 per share, plus all declared but unpaid dividends prior and in preference to the holders of common stock.

Voting — Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion — Each share of Series B is convertible, at the option of the holder, at any time after the date of issuance of such share, determined by dividing the original issue price of $1.445 by the conversion price of $1.445.

Redemption — There are no redemption rights for the holders of Series B preferred stock.

Series C — On December 17, 2007 and March 13, 2008, the Company authorized and issued shares of Series C preferred stock at $2.089 per share. The Company received gross proceeds of $19,999,994 and incurred approximately $706,000 in issuance costs, which are recorded as a discount to the carrying value of the Series C preferred stock. The rights, preferences and privileges of the holders of Series C preferred stock are as follows:

Dividends — The holders of Series C preferred stock shall be entitled to receive noncumulative dividends of $0.16712 for each outstanding share of Series C preferred stock, when, as and if, declared by the Board of Directors.

Liquidation Rights — In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C preferred stock are entitled to receive a liquidation amount of $2.089 per share, plus all declared but unpaid dividends prior and in preference to the holders of common stock.

Voting — Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion — Each share of Series C is convertible, at the option of the holder, at any time after the date of issuance of such share, determined by dividing the original issue price of $2.089 by the conversion price of $2.089.

Redemption — There are no redemption rights for the holders of Series C preferred stock.

The Series A, B and C convertible preferred stock are recorded outside of permanent equity due to certain antidilution provisions which may preclude share settlement in all instances upon conversion.

Preferred Stock Warrants Issued to Lenders — The Company has issued warrants in connection with various transactions. The Company issued warrants to purchase a total of 103,805 shares of the Company’s Series B convertible preferred stock at $1.445 per share to a certain lender in connection with a previous credit facility which was subsequently repaid. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of September 2017, subject to earlier expiration in the event of certain change of control transactions.

The Company has determined that the warrants to purchase convertible preferred stock should be classified as liabilities because the convertible preferred stock contains an antidilution adjustment provision. These warrants are recorded at their fair value at each balance sheet date, with the increase or decrease in fair value reported in the statement of operations. The change in the fair value of the convertible preferred stock warrant liability recorded in other income, net, in the statements of operations for the years ended December 31, 2013 and 2012 was $0 and $425, respectively. The Company will continue to adjust the preferred stock warrant liability for changes in the fair value of the warrants until the earlier of the exercise of the warrants or the conversion of the underlying preferred stock into common stock, at which time, the liability will be classified to stockholders’ equity.

The fair value of the issued warrants was estimated on the date of grants using an option-pricing model and was subsequently revalued in the current year with the following weighted-average assumptions: a risk-free rate of 1.09%, a volatility factor of 60%, a dividend yield of 0%, and a remaining contractual life of 4 years. See Note 4 for the estimated fair value of the warrants.

Common Stock Warrants Issued — In May 2007, the Company issued a total of 460,893 warrants to purchase shares of common stock at an exercise price of $0.11 per share to holders of Series B warrants to induce them to exercise their current warrants of Series B preferred stock. During 2012, 440,726 of these warrants were exercised for $49,000.

In May 2008, the Company issued a total of 115,310 warrants to purchase shares of common stock at an exercise price of $0.27 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of May 2018. The warrants remain unexercised as of December 31, 2013. The estimated fair value of the warrants issued was calculated using the Black-Scholes-Merton option valuation model. The estimated value of the 115,310 warrants was $18,688.

In July 2012, the Company issued a total of 120,000 warrants to purchase shares of common stock at an exercise price of $0.13 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of March 2016. The warrants remain unexercised as of December 31, 2013. The estimated fair value of the warrants issued was calculated using the Black-Scholes-Merton option valuation model. The estimated value of the 120,000 warrants was $7,200.

In October 2012, the Company issued a total of 50,000 warrants to purchase shares of common stock at an exercise price of $0.13 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of October 2022. The warrants remain unexercised as of December 31, 2013. The estimated fair value of the warrants issued was calculated using the Black-Scholes-Merton option valuation model. The estimated value of the 50,000 warrants was $4,500.

In June 2013, the Company issued a total of 316,780 warrants to purchase shares of common stock at an exercise price of $0.13 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of June 2018. The warrants remain unexercised as of December 31, 2013. The estimated fair value of the warrants issued was calculated using the Black-Scholes-Merton option valuation model. The estimated value of the 316,780 warrants was $22,175.

In June 2013, the Company issued an additional 30,000 warrants to purchase shares of common stock at an exercise price of $0.15 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of March 2016. The warrants remain unexercised as of December 31, 2013. The estimated fair value of the warrants issued was calculated using the Black-Scholes-Merton option valuation model. The estimated value of the 30,000 warrants was $1,800.

Common Stock — As of December 31, 2013, there were 45,200,000 shares of common stock authorized, and 10,823,686 shares issued and outstanding. Holders of common stock are entitled to dividends, if and when declared by the Board of Directors.

Stock Option Plan — Under the Fanhattan Holding Corporation 2006 Stock Option Plan (the “Plan”), shares of common stock are reserved for the issuance of incentive stock options (ISOs) or nonstatutory stock options (NSOs) to eligible participants as of December 31, 2013. The ISOs and NSOs may be granted at a price per share not less than the fair market value at the date of grant. Options granted to date generally vest over a four-year period from the date of grant, at a rate of 25% after one year, then monthly on a straight-line basis thereafter. Options granted generally are exercisable up to 10 years. Upon termination of service, the Company has the right to repurchase at the original purchase price any unvested (but issued) common shares. Common shares purchased under the Plan are subject to certain restrictions, including the right of first refusal by the Company for sale or transfer of these shares to outside parties. The Company’s right of first refusal terminates upon completion of an initial public offering of common stock.

A summary of the Company’s stock option activity for the years ended December 31, 2013 and 2012 is as follows:

	Shares	Weighted- average exercise price	Weighted- average remaining life (years)

Outstanding at January 1, 2012	8,026,809	$0.14
Granted	1,426,800	$0.13
Exercised	—	—
Canceled	(1,964,479)	$0.16

Outstanding at December 31, 2012	7,489,130	$0.14
Granted	585,400	$0.15
Exercised	(60,425)	$0.13
Canceled	(643,228)	$0.13

Outstanding at December 31, 2013	7,370,877	$0.14	7.1

Exercisable at December 31, 2013	5,873,156	$0.14	6.8

Stock-Based Compensation Expense — The fair value of options granted to employees is estimated on the grant date using the Black-Scholes-Merton option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, a risk-free interest rate, expected dividends, and the estimated forfeitures of unvested stock options. To the extent actual results differ from the estimates, the difference will be recorded as a cumulative adjustment in the period estimates are revised. No compensation cost is recorded for options that do not vest. The Company uses the simplified calculation of expected life and volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. Expected forfeitures are based on the Company’s historical experience.

The Company uses the straight-line method for expense attribution. For the years ended December 31, 2013 and 2012, the weighted-average assumptions are as follows:

	2013	2012

Dividend yield	0%	0%
Annual risk free rate of return	1.2%	0.8%
Expected volatility	60%	60%
Expected term (years)	5.0	5.0

The Company recorded $98,739 and $84,113 in stock based compensation expense for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, there was approximately $164,424 of total unrecognized compensation cost related to outstanding stock options. That cost is expected to be recognized over a weighted-average period of 2.2 years.

10.	INCOME TAX

Income tax expense from continuing operations was comprised of the following (in thousands):

	2013	2012
Current:
Federal	$—	$—
State	1	1
Foreign	3	2

Total current expense	4	3

Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Total deferred expense	—	—

Total tax expense from continuing operations	$4	$3

Total tax expense from discontinued operations	$—	$67

The effective tax rates for the years ended December 31, 2013 and 2012 were approximately negative 0.03% and negative 0.02%, respectively. The difference between the federal statutory tax rate and the effective tax rate is attributable to deferred tax assets not benefited and fully offset by a valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2013	2012

Deferred tax assets:
Net operating losses	$12,026	$6,360
Other	(210)	26
Valuation allowance	(11,816)	(6,386)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

As of December 31, 2013, the Company has net operating loss carryforwards of $29.9 million and $31.8 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. These carryforwards expire between 2026 through 2033 for federal and state tax purposes if not utilized. The use of these net operating losses is subject to certain limitations and may be subject to further limitations as a result of changes in ownership as defined by federal and state tax law.

As of December 31, 2013, the Company has approximately $1.5 million and $1.2 million, respectively, of federal and state tax credit carryforwards. These carryforwards expire between 2026 through 2033 for federal and state tax purposes if not utilized. The use of these tax credits is subject to certain limitations and may be subject to further limitations as a result of changes in ownership as defined by federal and state tax law.

The Company adopted a policy to classify accrued interest and penalties as part of the accrued liability for uncertain tax positions in the provision for income taxes. The Company does not currently have any amounts accrued for interest and penalties.

A reconciliation of the beginning and ending amount of unrecognized tax benefits excluding interest and penalties is as follows (in thousands):

	2013	2012

Balance at January 1,	$1,972	$1,455
Adjustment for tax positions related to the current year	777	517

Balance at December 31,	$2,749	$1,972

Included in the balance of December 31, 2013 is $0 of tax positions which would affect our income tax expense if recognized. The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months.

The Company files income tax returns in the U.S. federal jurisdictions, and various states jurisdictions. All tax years are open and may be subject to potential examination in one or more jurisdictions. The Company is not currently under federal or state income tax examination.

11.	SUBSEQUENT EVENTS

During 2014, the Company entered into certain amendments to extend its operating lease in San Mateo, California to December 2015. Amounts related to these lease extensions have been included in the lease commitment table in Note 8.

In January 2014, the Company issued $3.5 million in subordinated unsecured convertible promissory notes.

In March 2014, the Company authorized and issued 18,066,721 shares of Series AA preferred stock at $0.4646 per share. The Company received gross cash proceeds of $4.9 million and the $3.5 million in subordinated unsecured convertible promissory notes discussed above were also converted to Series AA preferred stock. In addition, the Company’s Series A, Series B and Series C convertible preferred stock holders exchanged 50 percent of their preferred stock holdings for shares of the Company’s common stock. Each share of convertible preferred stock was exchanged for two shares of common stock.

In August 2014, the Company issued $1.5 million in subordinated unsecured convertible promissory notes. These notes mature in August 2015.

In October 2014, the Company was acquired by Rovi Corporation for approximately $12 million. As part of the acquisition the $1.5 million in subordinated unsecured convertible promissory notes that were issued in August 2014, were repaid.

The Company has evaluated subsequent events through January 16, 2015, which is the date the financial statements were issued.

Fanhattan, Inc.

Unaudited Consolidated Financial Statements as of and for the

Nine Months Ended September 30, 2014 and 2013

FANHATTAN, INC.

TABLE OF CONTENTS

Page
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of September 30, 2014 and December 31, 2013	1

Consolidated Statements of Operations for the Nine Months Ended September 30, 2014 and 2013	2

Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit for the Nine Months Ended September 30, 2014	3

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2014 and 2013	4

Notes to Consolidated Financial Statements	5-11

FANHATTAN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$1,034	$563
Prepaid expenses and other current assets	346	162

Total current assets	1,380	725
Property, equipment and software, net	666	1,017
Restricted cash	100	100
Other assets	72	98

Total assets	$2,218	$1,940

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$267	$482
Accrued expenses	89	74
Convertible promissory notes	1,500	—

Total current liabilities	1,856	556
Preferred stock warrant liability	1	1

Total liabilities	1,857	557

Commitments and contingencies (Note 6)

Convertible preferred stock:
Series A, convertible preferred stock, $0.001 par value; 2,353,000 and 4,705,880 shares authorized; 2,352,940 and 4,705,880 shares issued and outstanding; $1,004 and $2,007 aggregate liquidation preference, at September 30, 2014 and December 31, 2013, respectively	1,004	2,007
Series B, convertible preferred stock, $0.001 par value; 4,085,000 and 8,169,548 shares authorized; 4,032,869 and 8,065,743 shares issued and outstanding; $5,827 and $11,655 aggregate liquidation preference at September 30, 2014 and December 31, 2013, respectively	5,659	11,319
Series C, convertible preferred stock, $0.001 par value; 4,787,000 and 10,924,572 shares authorized; 4,786,974 and 9,573,956 shares issued and outstanding; $10,000 and $20,000 aggregate liquidation preference at September 30, 2014 and December 31, 2013, respectively	9,647	19,294
Series AA, convertible preferred stock, $0.001 par value; 38,750,000 and 0 shares authorized; 18,066,721 and 0 shares issued and outstanding; $8,394 and $0 aggregate liquidation preference at September 30, 2014 and December 31, 2013, respectively	8,256	—

Total convertible preferred stock	24,566	32,620

Stockholders’ deficit:
Common stock, $0.001 par value; 124,000,000 and 45,200,000 shares authorized; 33,310,294 and 10,823,686 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	33	11
Additional paid-in capital	3,086	569
Accumulated deficit	(27,324)	(31,817)

Total stockholders’ deficit	(24,205)	(31,237)

Total liabilities, convertible preferred stock and stockholders’ equity	$2,218	$1,940

See notes to consolidated financial statements.

FANHATTAN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013

Net revenues	$7	$154
Costs and expenses:
Cost of revenues	1,092	202
Salaries and benefits	5,770	6,497
Professional services and consulting fees	762	2,533
Other operating expenses	1,299	1,777
Depreciation and amortization	406	300

Total costs and expenses	9,329	11,309

Operating loss	(9,322)	(11,155)
Other expense, net	(22)	(13)

Loss before income taxes	(9,344)	(11,168)
Income tax expense	15	4

Net loss	$(9,359)	$(11,172)

See notes to consolidated financial statements.

FANHATTAN, INC.

CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(In thousands, except share information)(Unaudited)

			Stockholders’ Deficit
	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances as of January 1, 2014	22,345,579	$32,620	10,823,686	$11	$569	$(31,817)	$(31,237)

Net loss	—	—	—	—	—	(9,359)	(9,359)

Issuance of Series AA convertible preferred stock	18,066,721	8,256	—	—	—	—	—

Conversion of Series A, B and C convertible preferred stock to common stock	(11,172,796)	(16,310)	22,345,579	22	2,436	13,852	16,310

Issuance of common stock upon exercise of options	—	—	141,029	—	16	—	16

Equity-based compensation	—	—	—	—	65	—	65

Balances as of September 30, 2014	29,239,504	$24,566	33,310,294	$33	$3,086	$(27,324)	$(24,205)

See notes to consolidated financial statements.

FANHATTAN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(9,359)	$(11,172)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	406	300
Equity-based compensation	65	98
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(184)	(16)
Accounts payable and accrued expenses	(198)	(138)

Net cash used in operating activities	(9,270)	(10,928)

Cash flows from investing activities:
Proceeds from sale of Vuze	—	3,985
Purchases of property, equipment and software	(24)	(785)
Purchases of intangible assets	(5)	(113)

Net cash (used in) provided by investing activities	(29)	3,087

Cash flows from financing activities:
Proceeds from exercise of options	16	4
Proceeds from issuance of promissory notes	5,000	—
Proceeds from issuance of preferred stock	4,754	—

Net cash provided by financing activities	9,770	4

Net increase (decrease) in cash and cash equivalents	471	(7,837)
Cash and cash equivalents at beginning of period	563	11,434

Cash and cash equivalents at end of period	$1,034	$3,597

See notes to consolidated financial statements.

FANHATTAN, INC.

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization — Fanhattan, Inc. and subsidiaries (the “Company”), a Delaware corporation, was formed on October 20, 2006 under its former name of Azureus, Inc. The Company was renamed Vuze, Inc. on November 7, 2007 and on January 3, 2011, the Company went through a re-organization whereby it created Fanhattan Holding Corporation with two subsidiaries. Through one of its two subsidiaries, the Company operates an entertainment discovery service for connected devices. Through the other subsidiary, the Company distributes a peer-to-peer media player for high-resolution digital content. On December 18, 2013, the Company went through another re-organization where Vuze LLC was dissolved and Fanhattan LLC was rolled into Fanhattan Holding Corporation. Fanhattan Holding Corporation was then renamed Fanhattan, Inc.

All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation and Going Concern — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), which contemplates the continuation of the Company as a going concern. As of September 30, 2014 the Company’s accumulated deficit was $27.3 million and the Company had negative cash flow from operations of $9.3 million for the nine months ended September 30, 2014. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate revenue and obtain additional financing or refinancing as may be required, to generate sufficient cash flows to meet its obligation on a timely basis and ultimately to attain successful operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. As described in Note 10, in October 2014, the Company was acquired by Rovi Corporation.

Certain Significant Risks and Uncertainties — The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations, or cash flows: adverse economic conditions; industry acquisitions or consolidations affecting the Company’s ability to compete, ability to obtain additional financing; advances and trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships, market acceptance of the Company’s site, development of revenue streams; loss of significant customers, litigation, or other claims against the Company; the hiring, training, and retention of key employees; and new service introductions by competitors.

2.	INVENTORY

The Company’s inventory consists of its Fan TV hardware devices. The Company uses the first-in-first out inventory method. The first generation Fan TV device does not include a digital video recorder (“DVR”). The Company anticipates releasing a Fan TV hardware device with a DVR in the first half of 2015 and anticipates this will potentially limit sales of the non-DVR version. As a result, during the nine months ended September 30, 2014, the Company recorded a $1.1 million inventory obsolescence reserve due to lower forecasted sales of its first generation Fan TV hardware device. This reserve has been recorded to cost of revenues in the Company’s Consolidated Statements of Operations.

3.	DISCONTINUED OPERATIONS

On July 6, 2012 the Company completed the sale of select assets of the Vuze business for a purchase price of $17.0 million. The Company received cash proceeds of $11.0 million at the close and $6.0 million of the purchase price was deferred and paid out over 12 months.

4.	FAIR VALUE MEASUREMENTS

The Company accounts for its financial assets at fair value. In determining and disclosing fair value, the Company uses a fair value hierarchy established by GAAP. This guidance also applied under other accounting pronouncements that require or permit fair value measurements. The guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs, such as quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2 — Quoted prices for similar assets or liabilities, or inputs other than quoted prices in active markets that are observable, either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions about the assumptions market participants would use in pricing the asset or liability. Valuation techniques include the use of option-pricing models, discounted cash flow models, and similar techniques.

The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures its financial assets at fair value. The Company has money market funds which are classified within Level 1 of the fair value hierarchy. The Company had no assets or liabilities measured using Level 2 inputs as of September 30, 2014 and December 31, 2013. The Company’s convertible preferred stock warrant liability of $663 as of September 30, 2014 and $663 as of December 31, 2013, was measured using Level 3 inputs.

5.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents as of September 30, 2014 and December 31, 2013 consist of the following (in thousands):

	September 30,	December 31,
	2014	2013

Cash	$584	$113
Money market funds	450	450

Cash and cash equivalents	$1,034	$563

The Company has restricted cash that serves as collateral for a corporate credit card which is recorded as a long term asset. The cash is held in custody by the issuing bank, is restricted for as to withdrawal or use, and is currently invested in money market funds. Income from these investments is paid to the Company. The restricted cash balance was $100,000 as of September 30, 2014 and December 31, 2013.

6.	COMMITMENTS AND CONTINGENCIES

Office Facility Lease — The Company leases its office facilities in San Mateo, California under an operating lease agreement that expires on December 2015. The terms of the lease agreement provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period.

Aggregate Future Lease Commitments — The Company’s minimum payments under noncancelable operating leases for equipment and office space having initial terms in excess of one year were as follows as of September 30, 2014 (in thousands):

2014	$81
2015	352

Total minimum lease payments	$433

Contingencies — From time to time, the Company may become involved in litigation. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

7.	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

Series A — In October 2005, the Company authorized and issued shares of Series A preferred stock at $0.4265 per share. The Company received gross proceeds of $2.0 million. The Company used the proceeds for general corporate purposes. In March 2014, holders of Series A preferred stock converted 2,352,940 shares of Series A preferred stock into 4,705,880 shares of the Company’s common stock. The excess of the carrying value of the Series A preferred stock converted over the fair value of the common stock received of $485,853, has been recorded as a reduction in the Company’s Accumulated Deficit. Primary investors in the Series A preferred stock maintain the right to elect a member to the Company’s Board of Directors. Other rights, preferences and privileges of the holders of Series A preferred stock are as follows:

Dividends — The holders of Series A preferred stock shall be entitled to receive noncumulative dividends of $0.0341 for each outstanding share of Series A preferred stock, when, as and if, declared by the Board of Directors.

Liquidation Rights — In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A preferred stock are entitled to receive a liquidation amount of $0.4265 per share, plus all declared but unpaid dividends prior and in preference to the holders of common stock.

Voting — Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion — Each share of Series A is convertible, at the option of the holder, at any time after the date of issuance of such share, determined by dividing the original issue price of $0.4265 by the conversion price of $0.4265.

Redemption — There are no redemption rights for the holders of Series A preferred stock.

Series B — In November 2006 and May 2007, the Company authorized and issued shares of Series B preferred stock at $1.445 per share. The Company received gross proceeds of $11.7 million and incurred approximately $336,000 in issuance costs, which are recorded as a discount to the carrying value of the Series B preferred stock. In March 2014, holders of Series B preferred stock converted 4,032,874 shares of Series B preferred stock into 8,065,743 shares of the Company’s common stock. The excess of the carrying value of the Series B preferred stock converted over the fair value of the common stock received of $4.8 million, has been recorded as a reduction in the Company’s Accumulated Deficit. The Company used the proceeds for general corporate purposes. Primary investors in the Series B preferred stock maintain the right to elect a member to the Company’s Board of Directors. Other rights, preferences and privileges of the holders of Series B preferred stock are as follows:

Dividends — The holders of Series B preferred stock shall be entitled to receive noncumulative dividends of $0.1156 for each outstanding share of Series B preferred stock, when, as and if, declared by the Board of Directors.

Liquidation Rights — In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series B preferred stock are entitled to receive a liquidation amount of $1.445 per share, plus all declared but unpaid dividends prior and in preference to the holders of common stock.

Voting — Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion — Each share of Series B is convertible, at the option of the holder, at any time after the date of issuance of such share, determined by dividing the original issue price of $1.445 by the conversion price of $1.445.

Redemption — There are no redemption rights for the holders of Series B preferred stock.

Series C — In December 2007 and March 2008, the Company authorized and issued shares of Series C preferred stock at $2.089 per share. The Company received gross proceeds of $20.0 million and incurred approximately $706,000 in issuance costs, which are recorded as a discount to the carrying value of the Series C preferred stock. In March 2014, holders of Series C preferred stock converted 4,786,982 shares of Series C preferred stock into 9,573,956 shares of the Company’s common stock. The excess of the carrying value of the Series C preferred stock converted over the fair value of the common stock received of $8.6 million, has been recorded as a reduction in the Company’s Accumulated Deficit. The rights, preferences and privileges of the holders of Series C preferred stock are as follows:

Dividends — The holders of Series C preferred stock shall be entitled to receive noncumulative dividends of $0.16712 for each outstanding share of Series C preferred stock, when, as and if, declared by the Board of Directors.

Liquidation Rights — In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C preferred stock are entitled to receive a liquidation amount of $2.089 per share, plus all declared but unpaid dividends prior and in preference to the holders of common stock.

Voting — Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion — Each share of Series C is convertible, at the option of the holder, at any time after the date of issuance of such share, determined by dividing the original issue price of $2.089 by the conversion price of $2.089.

Redemption — There are no redemption rights for the holders of Series C preferred stock.

Series AA — In March 2014, the Company authorized 38,750,000 and issued 18,066,721 shares of Series AA preferred stock at $0.4646 per share. The Company received gross cash proceeds of $4.9 million and the $3.5 million in subordinated unsecured convertible promissory notes discussed in Note 8 were also converted to Series AA preferred stock. The Company incurred approximately $137,000 in issuance costs, which are recorded as a discount to the carrying value of the Series AA preferred stock.

Dividends — The holders of Series AA preferred stock shall be entitled to receive noncumulative dividends of $0.037168 for each outstanding share of Series AA preferred stock, when, as and if, declared by the Board of Directors. The Series AA preferred stock dividend is payable in preference and priority to any declaration and payment of any dividend to any other series of preferred stock and the common stock of the Company.

Liquidation Rights — In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series AA preferred stock are entitled to receive a liquidation amount of $0.4646 per share, plus all declared but unpaid dividends prior and in preference to the holders of any other series of preferred stock and the common stock of the Company.

Voting — Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion — Each share of Series AA is convertible, at the option of the holder, at any time after the date of issuance of such share, determined by dividing the original issue price of $0.4646 by the conversion price of $0.4646.

Redemption — There are no redemption rights for the holders of Series AA preferred stock.

The Series A, B, C and AA convertible preferred stock are recorded outside of permanent equity due to certain antidilution provisions which may preclude share settlement in all instances upon conversion.

Warrants Issued to Lenders — The Company has issued warrants in connection with various transactions. The Company issued warrants to purchase a total of 103,805 shares of the Company’s Series B convertible preferred stock at $1.445 per share to a certain lender in connection with a previous credit facility which was subsequently repaid. In March 2014, this warrant was amended such that the warrant holder now has the right to purchase a total of 51,902 shares of the Company’s Series B convertible preferred stock at $1.445 per share and 103,805 shares of the Company’s common stock at $0.11 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of September 2017, subject to earlier expiration in the event of certain change of control transactions.

Common Stock Warrants Issued — In May 2008, the Company issued a total of 115,310 warrants to purchase shares of common stock at an exercise price of $0.27 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of May 2018. The warrants remain unexercised as of September 30, 2014.

In July 2012, the Company issued a total of 120,000 warrants to purchase shares of common stock at an exercise price of $0.13 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of March 2016. The warrants remain unexercised as of September 30, 2014.

In October 2012, the Company issued a total of 50,000 warrants to purchase shares of common stock at an exercise price of $0.13 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of October 2022. The warrants remain unexercised as of September 30, 2014.

In June 2013, the Company issued a total of 316,780 warrants to purchase shares of common stock at an exercise price of $0.13 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of June 2018. The warrants remain unexercised as of September 30, 2014. The estimated fair value of the warrants issued was calculated using the Black-Scholes-Merton option valuation model. The estimated value of the 316,780 warrants was $22,175.

In June 2013, the Company issued an additional 30,000 warrants to purchase shares of common stock at an exercise price of $0.15 per share. The warrants are exercisable, in whole or in part, at any time on or before their expiration date of March 2016. The warrants remain unexercised as of September 30, 2014. The estimated fair value of the warrants issued was calculated using the Black-Scholes-Merton option valuation model.

Common Stock — As of September 30, 2014, there were 124,000,000 shares of common stock authorized, and 33,310,294 shares issued and outstanding. Holders of common stock are entitled to dividends, if and when declared by the Board of Directors.

Stock Option Plan — Under the Fanhattan Holding Corporation 2006 Stock Option Plan (the “Plan”), shares of common stock are reserved for the issuance of incentive stock options (ISOs) or nonstatutory stock options (NSOs) to eligible participants as of September 30, 2014. The ISOs and NSOs may be granted at a price per share not less than the fair market value at the date of grant. Options granted to date generally vest over a four-year period from the date of grant, at a rate of 25% after one year, then monthly on a straight-line basis thereafter. Options granted generally are exercisable up to 10 years. Upon termination of service, the Company has the right to repurchase at the original purchase price any unvested (but issued) common shares. Common shares purchased under the Plan are subject to certain restrictions, including the right of first refusal by the Company for sale or transfer of these shares to outside parties. The Company’s right of first refusal terminates upon completion of an initial public offering of common stock.

8.	CONVERTIBLE DEBT

In January 2014, the Company issued $3.5 million in subordinated unsecured convertible promissory notes. In March 2014, these notes were converted into Series AA convertible preferred stock (See Note 7).

In August 2014, the Company issued $1.5 million in subordinated unsecured convertible promissory notes. These notes mature in August 2015. If the company issues and sells shares of preferred stock valued at more than $5.0 million, these notes will convert into fully paid and nonassessable shares of the that preferred stock issuance at the price the preferred stock was sold for.

9.	INCOME TAX

The effective tax rates for the nine months ended September 30, 2014 and 2013, were approximately negative 0.16% and negative 0.04%, respectively. The difference between the federal statutory tax rate and the effective tax rate is attributable to deferred tax assets not benefited and fully offset by a valuation allowance.

10.	SUBSEQUENT EVENTS

In October 2014, the Company entered into certain amendments to extend its operating lease in San Mateo, California to December 2015. Amounts related to these lease extensions have been included in the lease commitment table in Note 6.

In October 2014, the Company was acquired by Rovi Corporation for approximately $12 million. As part of the acquisition the $1.5 million in subordinated unsecured convertible promissory notes that were issued in August 2014, were repaid.

The Company has evaluated subsequent events through January 16, 2015, which is the date the financial statements were issued.